Date : 30 Sep 2020

Avago Technologies International Sales Pte. Limited
1 Yishun Avenue 7
Singapore 768923
Attention: Mr. Jim Pobanz

Dear Sir,

LETTER OF OFFER FOR SUBLEASE PREMISES LOCATED ON 1ST, 2ND AND 3RD FLOORS AT 1 YISHUN AVENUE 7 SINGAPORE 768923

We refer to the Sublease Agreement between Agilent Technologies Singapore Pte Ltd (Co. Reg. No. 199903281G) (the "Landlord") and Avago Technologies Manufacturing (Singapore) Pte Ltd (Co. Reg. No. 20051201OZ) dated 12 November 2009 as amended and varied by a Supplemental Agreement No. 1 dated 8 February 201O, a Supplemental Agreement No. 2 dated 12 November 2012 and a Renewal Sublease Agreement dated 25 November 2015 (collectively, the "Lease Agreement ") for the Premises located on 1st, 2nd and 3rd floors at 1 Yishun Avenue 7, Singapore 768923, which Lease Agreement was novated to Avago Technologies International Sales Pte. Limited (Co. Reg. No. 200512231E) under a Novation Agreement dated 21 August 2018 entered into by Avago Technologies Manufacturing
(Singapore) Pte Ltd, the Tenant and the Landlord.

We noted that you wish to renew the Sublease Term for the Premises (demarcated on the floor plan attached as Appendix A) for a further term of five years.

Subject to JTC's subletting approval, we hereby confirm that the Sublease Term for the Premises shall be renewed with effect from 1 December 2020 on the same terms, conditions, stipulations, obligations and agreements as are contained in the Lease Agreement, mutatis mutandis, except for amended terms and conditions set out in the Sublease Summary below:

1.	Tenant:	Either Broadcom International Pte Ltd or Broadcom Asia Distribution Pte Ltd, to be discussed and confirmed prior to signing of a Renewal Sublease Agreement.
2.	Recitals:
A.The Jurong Town Corporation ("JTC") is the lessor under the Head Leases ("Head Leases"), which is more particularly defined in Clause 1.14 herein, and the Landlord is the lessee under the Head Leases of a large development project ("the Project"), as more particularly described in the Head Leases.

B.Upon the request of the Tenant, the Landlord has agreed to grant to the Tenant a sublease of the Premises (which is more particularly defined in the Sublease Summary) subject to the written approval of JTC and all relevant authorities. The Premises is part of the Project.

3.	Definitions	1.14"JTC" means the Jurong Town Corporation, the lessor under the Head Lease. 1.15"Head Lease" means, collectively, the following leases:

(i)Lease No.l/33183P issued by JTC to Compaq Asia Pte Ltd in respect of the land and structure(s) comprised in Lot 1935X of Mukim 19, which Lease was transferred to Landlord as Transferee/Lessee vide Transfer 1136944P registered on 6 December 2000, and includes the Variation of Lease l/49501Q registered 15 January 2002.

(ii)Lease No.l/31607P issued by JTC to Compaq Asia Pte Ltd in respect of the land and structure(s) comprised in Lot 1937C of Mukim 19, which Lease was transferred to Landlord as Transferee/Lessee vide Transfer l/36944P registered on 6 December 2000, and includes the Variation of Lease l/49499Q registered 16 January 2002.

(iii)Lease No.l/33182P issued by JTC to Compaq Asia Pte Ltd in respect of the land and structure(s) comprised in Lot 2134N of Mukim 19, which Lease was transferred to Landlord as Transferee/Lessee vide Transfer 1136944P registered on 6 December 2000, and includes the Variation of Lease l/49500Q registered 15 January 2002.

(iv)Lease No.l/33160P issued by JTC to Compaq Asia Pte Ltd in respect of the land and structure(s) comprised in Lot 1975P of Mukim 19, which Lease was transferred to Landlord as Transferee/Lessee vide Transfer 1136944P registered on 6 December 2000, and includes the Variation of Lease l/49502Q registered 16 January 2002.

4.	Premises:
Those certain premises (deemed to contain 101,444.89 net lettable square feet) located on 1st, 2nd and 3rd floors of the Building located as 1 Yishun Avenue 7 Singapore 768923, as more particularly described in the attached floor plans in Appendix A

5.	Lease Area:
101,444.89 net lettable square foot located on 1st, 2 nd and 3 rd floors of the Building located at 1 Yishun Avenue 7 Singapore 768923 (Collectively, the "Lease Area")

Location of the Lease Area is demarcated in the attached floor plans in Appendix A

6.	Sublease Term:	Five (5) years from 1 December 2020 to 30 November 2025 ("Renewal Term")
7.	Monthly Base Rent:	The sum of S$190,716.39 per month calculated at the rate of S$1.88 per square foot per month, fixed for the Renewal Term.
8.	Tenant’s Contributions:	The sum of S$60,866.93 per month calculated at the rate of S$0.60 per square foot per month, fixed for the Renewal Term.
9.	Option Term:	Five (5) years at the then prevailing market rent, subject to a rental increase cap of 20%.
10.	Rent-free Period:	1.0 month rent free in Year 1 0.5 month rent free in Year 2 Total 1.5 month during the Renewal Term
11.	Cafeteria Fee:	The sum of S$5,072.24 per month calculated at the rate of S$0.05 per square foot per month for the provision of coffee and tea for the Tenant's employees during morning and afternoon tea breaks. Any increase during the lease term will be applied to all tenants with 3 months' advance notice
12.	Utilities	Tenant shall pay for all charges (including any taxes) in respect of the supply of water, gas, electricity and telecommunication to the Premises.
13.	Air-conditioning Charge:	The current air-conditioning charge is S$0.000648 per square foot per hour and is subject to revision from time to time and subject to provisions in the Lease Agreement
14.	Outdoor Space Provision:
Tenant shall be allowed to use outdoor space for Nitrogen tank and evaporator, roof top "doghouse" space for exhausts, antenna installation at roof top (for RF test equipment), all building circulation areas, lobby, loading bay and shared mail room at no charge.

15.	Car & Motobike Parking Provision:
Tenant shall be allocated 86 car parking lots (including 2 reserved car parking lots at a location to be determined by the Landlord) at no charge based on a ratio of 1 lot per 110 sqm.

Tenant shall be entitled to secure and use additional 158 car parking lots at $90/month + GST per lot.

Total: 244 car parking lots
Current usage: 219 car parking lots

In addition and without prejudice to the above, the Tenant shall be entitled to secure and use additional car parking lots, currently chargeable at $S90 per month, by notifying the Landlord in writing. Subject to availability, such car parking lots shall be allocated on a half-yearly basis

Tenant shall be entitled to use motorbike parking at no charge.

16.	Right of First Refusal:
Tenant shall be given right of first refusal on all vacant units within the building during the Renewal Term. Terms of lease shall be in line with the existing lease, except for the monthly gross rental rate which is subject to a mutually agreeable rate.

17.	Security Deposit:
An amount of S$754,749.98 equivalent to three (3) months' Base Rent and Tenant's Contribution in the form of a Banker's Guarantee shall be furnished to the Landlord upon the execution of this Sublease Agreement as security for the due observance and performance of the terms and conditions herein and in the Lease Agreement

18.	Stamp Duty / JTC Subletting Fee:	Stamp Duty to be borne by Tenant. JTC Sublet Fee to be borne by Landlord
19.	Relevant Authorities’ Approvals:
This Sublease is subject to JTC's approval and all other approvals from the relevant authorities as may be required. 1st Sublease application to JTC will be for Sublease Term Year 1 to 3, and a re-submission for the period of Sublease Term Year 4 and 5.

Tenant shall provide all necessary information or documents as required for submission of the relevant forms to JTC and /

or other relevant authorities within seven(7) days from the date of request by the Landlord
20.	Confidentiality:
The Tenant shall keep confidential and shall not at any time disclose or permit to be disclosed the terms of this Sublease, or any negotiations discussions or agreements for a renewal of this Sublease or any matter in relation to this Lease, except with the prior written consent of the Landlord save where required by law or save for disclosure to any of the Tenant's affiliates, partners, members, officers, employees, attorneys, brokers, consultants, professional advisers and agents or save to the extent that such information has become public knowledge not due to the Tenant's breach of this undertaking.

Save and except for the amended terms stated above, all other terms and conditions of the Lease Agreement shall continue to be valid, enforceable and binding as between the Landlord and the Tenant.

Capitalised terms not otherwise defined herein shall have the same meanings as they are defined in the Lease Agreement.

Please signify your acceptance of the above terms by signing and returning both copies of this letter together with the following by 7 October 2020:

1)A cheque for the amount of S$269,194.16 made in favour of Agilent Technologies Singapore Pte Ltd being advance rental payment and tenant's contributions (inclusive of 7% GST)

2)A Banker's Guarantee for the amount of S$754,749.98 made in favour of Agilent Technologies Singapore Pte Ltd being in security deposit

3)A cheque for the amount of S$48,303.00 made in favour of Commissioner of Stamp Duties, being stamp duty payment.

Thank you.

/s/ Seah Kang Lai
Seah Kang Lai
Singapore WPS Manager
Agilent Technologies (S) Pte Ltd [stamped]

Your faithfully

Head of Facilities Management & Real Estate
Agilent Technologies (Singapore) Pte Ltd

ACCEPTANCE

I,         Tay Thiam Siew Gary             for and on behalf of Avago Technologies International Sales Pte. Limited, hereby confirm our acceptance of the Letter of Offer based on the above terms and conditions.

Name:         Tay Thiam Siew Gary

Designation:         Director

Signature:        /s/ Tay Thiam Siew Gary

Company Stamp:     [stamp applied]

APPENDIX A

To insert floor plans